EMPLOYMENT CONTRACT

Wasatch Pharmaceutical, Inc., a Utah Corporation, hereby confirms that Wasatch has offered this Employment Contract to DAVID K. GILES and that DAVID K. GILES has accepted this Employment Contract under the following terms and conditions:

1. For a five year period beginning September 1, 2000 and ending August 31, 2005, David Giles will be the Vice President of Wasatch Pharmaceutical, Inc.and Corporate Secretary with all appropriate duties and responsibilities associated with that office as defined by the Board of Directors. Additional duties may be assigned by the Board of Directors of Wasatch Pharmaceutical, Inc.

2. David Giles will receive a base salary of $150,000 per year, with a 10% annual increase. Additional salary increases will be based on performance criteria to be determined by the Board of Directors. Anytime during the period of this contract, if it is determined by the Board of Directors that this salary puts Wasatch in jeopardy, such salary will be reduced, with the difference to accrue and be paid at such time Wasatch is profitable. Acquisition, expansion, research and other such endeavors shall not be justification to withhold the salary in question or the accrued difference.

3. This Employment Contract is binding upon the company for the above term and cannot be altered or changed by the Board unless there is evidence of significant malfeasance in office or evidence of intentional criminal wrongdoing. If any changes are made by new officers or directors in opposition to this agreement, David Giles has the right to accelerate this agreement and have all conditions for the full remainder of the agreement due and payable on demand.

4. A full compensation package is being developed by the Compensation Committee of the Board which will include this base salary plus loans, stock, stock options, health insurance, retirement, bonuses, and pay increases, and will be finalized by December 31, 2000. David Giles shall receive the same consideration as all other officers in the compensation package that shall be put in place by the Compensation Committee of the Board of Directors.


Dated and signed this 1st day of September, 2000.

WASATCH PHARMACEUTICAL, INC.

/s/ Gary V. Heesch                                    /s/ David K. Giles
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Gary V. Heesch, Chairman of the Board                 David K. Giles


Passed by a resolution of the Board of Directors on September 18, 2000.

/s/ David K. Giles                                   /s/ Robert Arbon
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Corporate Secretary                                   Robert Arbon